Exhibit 10.7.6

AMENDMENT NO. 5

TO

ADMINISTRATIVE AND INVESTMENT SERVICES AGREEMENT

between

State Street Bank and Trust Company

and the

ABA Retirement Funds

WHEREAS, State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and the ABA Retirement Funds (formerly called the “American Bar Retirement Association”), an Illinois not-for-profit corporation (“ARF”) have heretofore entered into an Administrative and Investment Services Agreement (As Amended and Restated), dated November 18, 2002 (the “AISA Agreement”);

WHEREAS, Section 16.07 of the AISA Agreement provides that it can be amended by written agreement between State Street and ARF; and

WHEREAS, State Street and ARF desire to amend the AISA Agreement to provide for a change in State Street’s fees in respect of the offering of additional investment options and advisory services under The Collective Trust (as defined therein) and in certain other respects.

NOW, THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration the receipt of which is hereby acknowledged, effective August 1, 2006 unless otherwise stated, State Street and ARF hereby agree as follows:

1. The first sentence of Section 13.01 is amended in its entirety to read as follows:

“State Street shall be compensated under the Program by payment of the program expense fee and the trust, management and administration fee and a retirement date funds management fee in accordance with the terms contained in Appendix C thereto.”

2. The third sentence of Section 13.01 is amended by inserting the words “other than management of the retirement date funds described in the Prospectus” immediately before the end thereof.

3. Section 13.01 is further amended by adding the following sentence immediately after the third sentence thereof: “The Retirement Date Funds management fee shall be in consideration of State Street’s management of the Retirement Date Funds described in the Prospectus.”

4. Effective May 1, 2006, the Program Expense Fee described in Section I of Appendix C shall be increased by (i) $75,000 for the period beginning on May 1, 2006 (or such later date when the Participant Advisor Service described in the Prospectus is made available to Investors) and ending on December 31, 2006, and (ii) $400,000 for the period beginning on August 1, 2006 (or such later date when the Retirement Date Funds described in the Prospectus are made available to Investors) and ending on December 31, 2006.

5. Appendix C is further amended by substituting the following new schedule for the schedule contained in Section II (captioned “Trust, Management and Administration Fee”):

“First $1 Billion	.217%
Next $1.8 Billion	.067%
Over $2.8 Billion	.029%”

6. Appendix C is further amended by adding the following new Section III at the end thereof:

III. Retirement Date Funds Management Fee

“(a) The Retirement Date Fund Management Fee shall be .10% as applied to the aggregate value of assets held by the Funds described in Section 2.01 and designated in the Prospectus as the “Retirement Date Funds.

(b) As of the first day of each month, State Street shall convert the amount of Fee payable for such month into a daily asset charge. Such daily charge shall be accrued each day as a charge against all assets in the Retirement Date Funds. Such accrued daily charges shall be paid to State Street at the end of each month.”

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized officers on this 13th day of April, 2006.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Beth M. Halberstadt
Title:	Vice President

ABA RETIREMENT FUNDS

By:	/s/ Donald Schiller
Title:	President

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